Exhibit 10.1

GROWLITE CANADA INC ACQUISITION AGREEMENT

THIS AGREEMENT is dated March 31, 2014.

BETWEEN:

Canada Cannabis Corp.,
having an office at #201, 2368 Lakeshore Road W, Suite 205, Oakville, ON L6L 1H5
(the "Purchaser")

-and-

2393245 Ontario Inc. c.o.b. as Growlite Canada
having an office at 55 Caster Ave, Woodbridge, Ontario, L4L 5Y8,
(hereinafter "Growlite" or the "Corporation")

-and-

Silvio Serrano
An individual residing in Ontario
c/o 55 Caster Ave, Woodbridge, Ontario, L4L5Y8
(the 'Vendor')

WHEREAS:

A.	The Vendor is the beneficial and registered owner of one hundred (100) Common Shares being all issued and outstanding shares in the capital of Growlite;

B.
The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor forty-five (45) Common Shares ("Purchased Shares') representing a 45% interest in the common shares of the Corporation (non-dilutive) on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the purchase of the Purchased Shares and for other good and valuable consideration, the sufficiency whereof the Vendor hereby acknowledges,

THE PARTIES HERETO AGREE AS FOLLOWS

1. Representations And Warranties Of The Vendor

1.1 The Vendor hereby represents and warrants to the Purchaser as follows:

(a)	the Vendor owns all right, title and interest in and to the Purchased Shares;
(b)	there is no adverse claim or challenge to the ownership of or title to the Purchased Shares nor to the knowledge of the Vendor is there any basis t therefor;
(c)	there are no outstanding agreements or options to acquire or purchase Purchased Shares or any portion thereof; and
(d)	the Vendor is the sole shareholder, director and officer of Growlite.

2. Acquisition Of Growlite Canada

2. 1 The Vendor, subject to the terms hereof, hereby agrees to sell to the Purchaser and to transfer to the Purchaser, forty-five (45) Common shares in the capital of Growlite representing a 45% interest in the common shares of the Corporation free and clear of any mortgages, liens, charges, pledges, claims or encumbrances of any nature and kind whatsoever. If the Purchaser should notify the Vendor in writing of any claims against the Purchased Shares, then, after ascertaining the validity thereof, the Vendor shall, within a reasonable period of time after notification thereof by the Purchaser, attend to the discharge of such claims at his or the Corporation's own expense, or will indemnify the Purchaser against the same and will provide such security as may reasonably be requested by the Purchaser to secure such indemnity.

2.2 The Purchase Price for the Purchased Shares shall be One Million Dollars ($1,000,000) and an obligation to supply Three Million Dollars in the form of a Loan in the amount of Three Million Dollars, with interest only payments of Two Percent (2%) per annum, in lawful money of Canada and payable and loanable in accordance with the following schedule;

(a)	One Million and No. Dollars ($1,000,000 CAD) Canadian Funds on or about February 28, 2014.
(b)	Three Million and No. Dollars ($3,000,000 CAD) Canadian Funds, as a loan to the Company, made available on March 31, 2014.

3. Registration And Transfer of Purchased Shares

3.1 Concurrently with the execution of this Agreement, the Vendor shall deliver to the Purchaser such transfer documents (hereinafter referred to as the "Transfer Document') as the Purchaser or its counsel may reasonably deem necessary to assign, transfer and assure to the Purchaser, all right, title and interest in and to the Purchased Shares.

4. Transfers

4.1 The Purchaser shall not be permitted to transfer, assign or otherwise dispose of the Purchased Shares except with the approval of the majority of the Directors and in accordance with the terms of the Shareholders' Agreement to be executed by the parties.

5. Notice

5.1 Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or faxed to such party at the address for such party specified above. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

5.2 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

6. Formal Agreement: Shareholder's Agreement

6.1 The within agreement is intended as binding expression of the Purchaser's commitment to purchase the Purchased Shares on the terms and conditions set forth herein. The within agreement sets forth the basic and material terms of the parties' agreement regarding the purchase and sale by Canada Cannabis Corp. and 2393245 Ontario Inc. c.o.b. as & Growlite Canada, respectively, of the Purchased Shares in the capital of the Corporation. The terms are not comprehensive and in addition to the terms and conditions stipulated herein, the Vendor may require that Purchase execute a formal agreement in place of or supplementary to the within agreement incorporating additional terms so as to more fully and accurately reflect the parties' agreement, to be prepared by Vendor's counsel, subject to reasonable comment by Purchaser's lawyers.

6.2 It is agreed and understood that it is a fundamental term of this agreement that the parties shall enter into a shareholders' agreement which shall amongst other things reflect .the parties' agreement as to supervision, management and control of the affairs of the Corporation and to grant to each shareholder certain rights and obligations with respect to their ownership and disposition of the shares of the Corporation. Each of the Purchaser and the Vendor will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Shareholder's Agreement within 60 days following the date first above written. The Shareholders' Agreement shall contain such further terms as negotiated by the parties however shall include the following material terms, it being understood that the within agreement is conditional upon the Purchaser's agreement to enter into a shareholders' agreement containing such material terms, and in the absence of which the Vendor would not have transferred the Purchased Shares:

(a)	there shall at all times be only one (1) Director;

(b)	the Director shall be Silvio Serrano or a nominee appointed by Serrano;.
(c)
in the case of an action that by law requires the approval of the Directors only:

(i) only the consent and approval of the sole director shall be required as evidenced by written resolution to such action.

(d)
in the case of an action that by law requires the approval of the shareholders of the Corporation, and despite as may otherwise be provided at law:

(i) at any meeting of the holders of the Common Shares duly called for the purpose of considering the proposed action, the holders of more than fifty percent (50%) the votes are present and more than fifty percent (50%) of the votes are cast  in favour of the action; or

(ii) all of the shareholders consent to such action by written resolution.

7. General

7 .1 The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or

7.2 This Agreement may be subject to the approval of the appropriate regulatory authorities and the parties agree to use such reasonable amendments as may be required by those authorities.

7.3 This Agreement shall be construed in accordance with the laws in force from time to time in the Province of Ontario.

7 .4 This Agreement shall ensure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Vendor has hereunto set their hand, and an authorized signatory of the Purchaser has hereunto signed this Agreement, as of the day and year first above written.

2393245 Ontario Inc. c.o.b

As Growlite Canada	Canada Cannabis Corp

/s/ Silvio Serrano	/s/ Benjamin Ward
Silvio Serrano	Per: Benjamin Ward
President	Chief Executive Officer and President